Exhibit 10.9

Execution Copy

(Operation Number 48420)

FRAMEWORK AGREEMENT

between

TFI TAB GIDA YATIRIMLARI A.Ş.

and

EUROPEAN BANK

FOR RECONSTRUCTION AND DEVELOPMENT

Dated 29 July 2016

FRAMEWORK AGREEMENT

This Framework Agreement (the “Agreement”), dated 29 July 2016, is entered into as a deed between:

(1)                       TFI TAB Gıda Yatırımları A.Ş., a company incorporated under the laws of the Republic of Turkey with registered number 331759 and having its registered office at Dikilitaş Mahallesi Emirhan Cad. A Blok No. 109 Beşiktaş İstanbul (the “Company”); and

(2)                       EUROPEAN BANK FOR RECONSTRUCTION AND DEVELOPMENT, an international organisation formed by treaty (“EBRD”).

WHEREAS:

(A)                     EBRD may acquire 3,784,796,849 Preferred Class A Shares in the Company (the “EBRD Shares”) and EBRD’s subscription for the EBRD Shares is conditional on the signing of this Agreement.

(B)                     The Company wishes to obtain, and EBRD is willing to provide, certain consultancy and analysis services regarding sustainability issues regarding the Company’s business.

NOW THEREFORE, the parties hereto agree as follows:

ARTICLE I - DEFINITIONS

Section 1.01.                         Definitions

Wherever used in this Agreement or Schedules hereto, unless the context otherwise requires, the following terms have the following meanings:

“Affiliate”	means, in respect of any person, any other person, directly or indirectly, controlling, controlled by, or under common control with, such person.

“Consultant”	means a third party consultant acceptable to EBRD, which shall be hired by the Company using the EBRD technical cooperation funds.

“EBRD Shares”	has the meaning as provided in recital (C) above.

“Financial Year”	means the period commencing each year on 1 January and ending on 31 December, or such other period as the Company may from time to time designate as the accounting year of the Company.

Managers	means employees of TAB Gida holding managerial positions, including but not limited to such positions as Service

Supervisor, Assistant Director, Assistant Manager, Restaurant Manager, Supervisor, Shift Manager, Group Manager, Operations Manager.

“National Qualifications
Authority ”

means the agency established in Turkey in order to set principles for both technical and vocational national qualifications based on national occupational standards and international standards, and to build and operate national qualifications system required to run activities of supervision, assessment and evaluation, awarding and certification.

“Shares”	has the meaning as provided in recital (B) above.

“TAB Gida”	means TAB Gıda Sanayi ve Ticaret A.Ş., a joint stock company organised and existing under the laws of Turkey.

“USD” or “Dollars”	means the lawful currency of the United States of America.

Section 1.02.                         Interpretation

(a)         In this Agreement, unless the context otherwise requires, words denoting the singular include the plural and vice versa, words denoting persons include corporations, partnerships and other legal persons and references to a person includes its successors in title, permitted transferees and permitted assigns.

(b)         In this Agreement, a reference to a specified Article, Section or Schedule shall be construed as a reference to that specified Article or Section of, or Schedule to, this Agreement.

(c)          In this Agreement, the headings and the Table of Contents are inserted for convenience of reference only and shall not affect the interpretation of this Agreement.

(d)         In this Agreement, any reference to “law” means any law (including, any common or customary law) and any treaty, constitution, statute, legislation, decree, normative act, rule, regulation, judgement, order, writ, injunction, determination, award or other legislative or administrative measure or judicial or arbitral decision in any jurisdiction which has the force of law or the compliance with which is in accordance with general practice in such jurisdiction.

(e)          In this Agreement, any reference to a provision of law is a reference to that provision as from time to time amended or re-enacted.

(f)           In this Agreement, a reference to a “person” includes any person, natural or juridical entity, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing and references to a “person” include its successors in title, permitted transferees and permitted assigns.

(g)          In this Agreement, “including” and “include” shall be deemed to be followed by “without limitation” where not so followed.

ARTICLE II - REPRESENTATIONS AND WARRANTIES

Section 2.01.                         Representations Regarding this Agreement and the Prospectus

The Company represents and warrants as follows:

(a)                       Corporate Power.  The Company has the corporate power to enter into and perform its obligations under this Agreement.

(b)                       Due Authorisation; Enforceability.  This Agreement has been duly authorised and executed by the Company and constitutes valid and legally binding obligations of the Company, enforceable in accordance with its terms.

ARTICLE III —AFFIRMATIVE COVENANTS

As long as EBRD holds any of the EBRD Shares and unless EBRD otherwise agrees:

Section 3.01.                         Sustainability

The Company agrees to:

(i)  by 31 December 2017, adopt sustainability guidelines (the “Sustainability Guidelines”) on the basis of the Consultant’s report (which shall include the cost-benefit analysis) (the “Report”) and tripartite discussions between the Company, the Consultant and EBRD;

(ii)  starting from 1 January 2018, improve sustainability of Tab Gida’s restaurants by procuring that at least 30% of newly opened (i.e. opened after 1 January 2018) and at least 50% of refurbished restaurants owned or franchised by TAB Gida follow the Sustainability Guidelines as prescribed in the Report; and

(iii)  by 31 December 2017, implement an integrated energy management system (developed with guidance from the Consultant), allowing for automated tracking of the energy consumed by restaurants owned by the Affiliates of the Company.

Section 3.02.                         Inclusion

(a)                       The Company, in cooperation with the Consultant, the relevant business association and other relevant stakeholders (including the National Qualifications Authority), shall contribute to the development of nationwide occupational standards in food and restaurant industry in the republic of Turkey (the “Occupational Standards”).

(b)                       The Company shall ensure that, within two calendar years from the adoption of the Occupational Standards, at least 60% of TAB Gida’s restaurant Managers (including 80% of Managers aged 24 or younger), to whom the Occupational Standards will apply, shall receive training and formal accreditation in accordance with the Occupational Standards.

Section 3.03.                         Costs and Expenses

The Company agrees to pay to EBRD, on demand, all fees and expenses incurred by EBRD in connection with (i) the preparation, negotiation, execution and, where appropriate, registration and notarisation of this Agreement, (ii) the determination of whether there has occurred a breach of this Agreement, and (iii) the preservation or enforcement of any rights under this Agreement.

Section 3.04.                         Furnishing of Information

As soon as available but, in any event, within 90 days after the end of each Financial Year, the Company shall furnish to EBRD an update on the implementation of measures provided in Section 3.01 above in form and substance satisfactory to EBRD.

ARTICLE IV - MISCELLANEOUS

Section 4.01.                         Notices

Any notice or other communication to be given or made under this Agreement to EBRD or to the Company shall be in writing.  Except as otherwise provided in this Agreement, such notice, request or other communication shall be deemed to have been duly given or made when it shall be delivered by hand, airmail or facsimile to the party to which it is required or permitted to be given or made at such party’s address specified below or at such other address as such party shall have designated by notice to the party giving or making such notice, request or other communication.

For the Company:

TFI TAB Gıda Yatırımları A.Ş.

Attention:                                         Ekrem Özer

E-mail:                                                        ekremozer@tabfoods.com

For EBRD:

European Bank for Reconstruction and Development

One Exchange Square

London, EC2A 2JN

United Kingdom

Attention:                                         Operations Administration Department

Facsimile:                                         +44-20-7338-6100

Section 4.02.                         English Language

All documents to be furnished or communications to be given or made under this Agreement shall be in the English language or, if in another language, shall be accompanied by a translation into English certified by a representative of the Company, which translation shall be the governing version between the Company and EBRD.

Section 4.03.                         Governing Law

This Agreement shall be governed by and construed in accordance with English law. Any non-contractual obligations arising out of or in connection with this Agreement shall be governed by and construed in accordance with English law.

Section 4.04.                         Governing Law and Settlement of Disputes

(a)                       This Agreement and any non-contractual obligations arising out of or in connection with this Agreement shall be governed by, and interpreted in accordance with, English law, and the parties agree to submit to the application of English law.

(b)                       The parties agree that any claim, dispute or difference of whatever nature arising under, out of or in connection with this Agreement (including a claim, dispute or difference regarding its existence, termination or validity or any non-contractual obligations arising out of or in connection with this Agreement), shall be referred to and finally settled by arbitration in accordance with the UNCITRAL Arbitration Rules (the “Rules”) as in force at the date of this Agreement and as modified by this clause, which Rules shall be deemed incorporated into this clause. The appointing authority shall be the LCIA Court.

(c)                        The seat and place of arbitration shall be London, England. The language to be used in the arbitration shall be English. The arbitration agreement shall be governed by, and construed in accordance with, English law. The tribunal shall consist of three arbitrators. Each party shall be entitled to nominate one arbitrator, and the third arbitrator, who shall act as presiding arbitrator, shall be nominated by the two party-nominated arbitrators provided that if the third arbitrator has not been nominated within thirty-five days of the nomination of the second party-nominated arbitrator, such third arbitrator shall be appointed by the LCIA Court. The parties may nominate and the LCIA Court may appoint arbitrators from among the nationals of any country, whether or not a Party is a national of that country.

(d)                       For the avoidance of doubt, it is clarified that Sections 45 and 69 of the Arbitration Act 1996 shall not apply.

(e)                        The parties hereby waive any rights under the Arbitration Act 1996 or otherwise to appeal any arbitration award to, or seek a determination of a preliminary point of law by, the courts of England.  The arbitral tribunal shall not be authorised to grant, and each party agrees that it will not seek from any judicial authority, any interim measures or pre-award relief against the other, any provision of UNCITRAL Arbitration Rules notwithstanding.

(f)                         Each party agrees that any arbitration under this Clause 4.04 (Governing Law and Settlement of Disputes) shall be confidential to the parties and the arbitrators and that each party shall therefore keep confidential, without limitation, the fact that the arbitration has taken place or is taking place, all non-public documents produced by any other Party for the purposes of the arbitration, all awards in the arbitration and all other non-public information provided to it in relation to the arbitral proceedings, including hearings.

Section 4.05.                         Privileges and Immunities of EBRD

Nothing in this Agreement shall be construed as a waiver, renunciation or other modification of any immunities, privileges or exemptions of EBRD accorded under the Agreement Establishing the European Bank for Reconstruction and Development, international convention or any applicable law.  Notwithstanding the foregoing, EBRD has made an express submission to arbitration under Clause 4.04 and accordingly, and without prejudice to its other privileges and immunities (including, without limitation, the inviolability of its archives), it acknowledges that it does not have immunity from suit and legal process under Article 5(2) of Statutory Instrument 1991, No. 757 (The European Bank for Reconstruction and Development (Immunities and Privileges) Order 1991), or any similar provision under English law, in respect of the enforcement of an arbitration award duly made against it as a result of its express submission to arbitration pursuant to Clause 4.04.

Section 4.06.                         Successors and Assigns; Third Party Rights

(a)                       This Agreement shall bind and inure to the benefit of the respective successors of the parties hereto. This Agreement may not be assigned by either party without the consent of the other party.

(b)                       Except as provided in Section 4.06(a), none of the terms of this Agreement are intended to be enforceable by any third party.

Section 4.07.                         Entire Agreement; Amendment and Waiver

This Agreement and the documents referred to herein constitute the entire obligation of the parties hereto with respect to the subject matter hereof and shall supersede any prior expressions of intent or understandings with respect to this transaction. Any amendment to, waiver by EBRD of any of the terms or conditions of, or consent given by EBRD under, this Agreement (including, without limitation, this Section 4.07) shall be in writing, signed by EBRD and, in the case of an amendment, by the Company.

Section 4.08.                         Counterparts

This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto, acting through their duly authorised representatives, have caused this Agreement to be executed and delivered as a DEED as on the date first above written.

EXECUTED as a DEED by TFI TAB GIDA YATIRIMLARI		)
A.Ş., a company organised and existing under the laws of the		) /s/ Ekrem Ozer
republic of Turkey acting by Ekrem Özer		)
) Name: Ekrem Ozer
) Status: CFO

Signature of Witness:	/s/ Ömer Faruk Işık
Name of Witness:
Address of Witness:
Occupation of Witness:

EXECUTED as a DEED by EUROPEAN BANK FOR	)
RECONSTRUCTION AND DEVELOPMENT acting by	) /s/ Inga Chkhaidze
[ ] in the presence of:	)
) Name:
) Status: [ ]

Signature of Witness:
Name of Witness:
Address of Witness:
Occupation of Witness: